EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jabil Circuit, Inc.:
We consent to the use of our reports dated October 25, 2005, with respect to the consolidated balance sheets of Jabil Circuit, Inc. as of August 31, 2005 and 2004, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended August 31, 2005 and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2005, and the effectiveness of internal control over financial reporting as of August 31, 2005 incorporated herein by reference.
 KPMG LLP
March 24, 2006
Tampa, Florida
Certified Public Accountants